UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

E. I. du Pont de Nemours and Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

The email below was sent to certain shareholders of E. I. du Pont de Nemours and Company (“DuPont”) on May 11, 2015:

Dear Fellow Shareholder, The Annual Meeting is just two days away and I thought you would find useful the following article from Fortune and blog post from Bill George, Professor at Harvard Business School and former CEO of Medtronic, which posted this morning with important perspective on DuPont. Also attached is a copy of a press release we issued earlier highlighting recent support from shareholders and other third parties. I am respectful of your time, but this is an important vote for the value of your investment in DuPont and this information provides essential, objective context. I hope we can count on your support. Sincerely, Ellen Kullman Chair of the Board and Chief Executive Officer In fight over DuPont, CEO Ellen Kullman can point to a stellar track record Fortune Magazine By Stephen Gandel 11 May 2015 DuPont CEO Ellen Kullman will be put to the test this week. The chemical giant’s proxy vote is scheduled for May 13. How shareholders will vote—either with DuPont or its rival, activist hedge fund Trian Fund Management—will come down to how well they believe DuPont has performed under Kullman, who got the job at the start of 2009. Trian is seeking four seats on DuPont’s board and, potentially, a break-up of the nearly 213-year-old company. Trian says DuPont under Kullman is stuck and that the company’s earnings and sales have been flat since 2011. But Trian has reached these conclusions by measuring apples to oranges. In the past few years, DuPont has been selling off companies—including its coatings business, among others—that were profitable but cyclical. In the long term, those sales should help DuPont’s bottom line. But in the short term, it means DuPont can no longer collect earnings from those businesses, which has put a dent in the company’s profits. Profits at DuPont have also suffered from a cyclical downturn in some of its chemical businesses, which are set to be spun off from the company later this year. But the fact that DuPont’s overall bottom line is relatively flat, despite those drags, means that its remaining businesses must be growing. And they have been. Kullman has focused on ridding DuPont of its slow-growth cyclical businesses, leaving it with high-profit operations that can still benefit from the company’s storied research and development teams. And her plan is working.

If you look at DuPont’s continuing businesses—not the ones it has gotten out of, or the ones it is spinning off—its operating earnings per share have grown by 19% a year on average since Kullman took over, according to the company. Ed Garden, chief investment officer at Trian, though, says that number is inflated, and not an accurate way to judge DuPont’s progress. DuPont has benefitted from the sales of its coatings business and others. It has reinvested the money it has generated from those sales into its remaining businesses. So, if you exclude the performance of those businesses, you also have to exclude the cash DuPont received from selling them, Garden argues. Trian says a better way to measure DuPont’s success or failure is by its cash flow, not its earnings. For instance, Trian argues, investors should really be looking at how much money DuPont has invested in its business and how much cash flow it has gotten back from those investments. The fund argues that DuPont should be getting at least an 8% return on its investment, which it says is DuPont’s so-called cost of capital, for any project to be worth it. Trian also says that the company’s return on invested capital has only been 5%. (Trian’s 8% cost of capital assumption may be too high, anyway. Earlier this year, the company was able to borrow $1 billion for six years in a bond deal at 3.6%.) Trian calculates its 5% return figure for DuPont by looking at the difference between the cash flow the chemical company generated in 2007, which was $4.2 billion, and comparing it to the cash flow DuPont generated last year, which was $5.3 billion. That figure is considered the additional cash flow the company has earned from what it has invested in its business over time. If you take that $1.1 billion, divide it by the $17.3 billion Trian says the company has invested in its business since 2007, and then adjust it for a 22% tax rate, you get a 5% return. But that’s a comparison between just two individual years of cash flow, 2007 and 2014, and not all the years in between. DuPont’s total earnings (for its existing businesses and the businesses it has sold off) have been up and down during that time. For example, if you compared 2007 to 2011, when DuPont had cash flow of $5.8 billion, you would get a much higher return on investment, something like 13% after taxes. What’s more, Trian’s return calculations assumes that if DuPont had never invested any of that $17.3 billion, its cash flow would have remained at a constant $4.2 billion per year. But it wouldn’t have. The cash flow probably would have shrunk. What’s more, Trian’s investment return analysis seems to miss a central point about DuPont. Trian’s biggest activist investing successes have been with food companies, like Kraft and Snapple. In those businesses, Trian’s return analysis may make sense. A company spends money to develop and market a new food product over one or two years, and then that product sells or doesn’t in the next year or two. In other words, those industries allow you to quickly assess if you are investments are paying off. DuPont doesn’t work like that. It’s a science-driven company focused on solving problems like world hunger and global warming with, for instance, drought-resistance seeds, which have been gaining market share from competitors but had to be developed over years. Research for such products can take years, sometimes decades, to pay off. Trian’s analysis, though, is strictly short-term focused, looking at one year’s investment to see if it produced cash flow in the next. Even if you were to put the broader issues aside, the best way to calculate DuPont’s return over time would not be the way Trian has done it. Instead, it would better to average the total excess cash flow DuPont has produced over the entire eight years between 2007 and 2014, and divide that figure by

DuPont’s average annual investment. If you do the calculation that way, DuPont’s average return on its investments during that time is just over 9%. And that’s if you start in 2007. Start at the end of 2008, when Kullman took the reins as CEO, and the return on investment you get during her tenure comes out to a whopping 17%, after taxes. What’s more, all of these numbers exclude DuPont’s seed business, which is its most profitable division. Trian conveniently left it out of its return equations. So, DuPont’s actual return on investment under Kullman is probably closer to 20% a year. Trian wants to paint Kullman’s tenure as DuPont’s CEO as a disappointment, but it’s been far from that. Even by the hedge fund’s own flawed analysis, DuPont under Kullman has been a profit machine. The DuPont Proxy Contest Is a Battle for the Soul of American Capitalism By Bill George 11 May 2015 The subtitle in Saturday's New York Times op-ed by Joe Nocera jumped off the page, "Why shareholder value has become a disaster for the country." Nocera was writing about the seminal proxy fight that will be settled on Wednesday, May 13, at DuPont's annual meeting. On one side is the DuPont board of directors, one of the most distinguished of any U.S. corporation, which recommends the re-election of its 12 members. On the other is the activist investor Trian Fund that proposes a new slate of directors, led by Trian CEO Nelson Peltz, to replace four current DuPont directors. The two strategies for the company could not be more different. The DuPont board proposes to complete the divestiture of its performance chemicals business into a new company, Chemours, and concentrate on its three high growth, high margin businesses: agriculture & nutrition, advanced materials and bio-based industrials, all anchored by DuPont's famed central research laboratories. Trian and Peltz, on the other hand, have contemplated separating DuPont into three companies and eliminating central research, which spends just $220 million per year (0.7% of sales). Outside activists play a useful role when they recommend transformation to poor management teams at under-performing companies. At DuPont, CEO Ellen Kullman is an outstanding executive running a high- performing company. Upon her election to CEO in 2009, she immediately began to streamline DuPont and transform it into a competitive chemicals company focusing on its high margin businesses. During her first six years, DuPont's stock rose 266% compared with 165% for the S&P 500. Kullman has positioned the company for sustainable growth and profitability while the market has recognized the progress. Where is the need for an activist in this equation? Trian's proxy attack is perplexing, yet is one of a number that activist investors have launched targeting healthy companies. In his recent forays, Peltz has been successful in taking over H.J. Heinz and splitting apart Kraft. Both efforts led to mediocre results and wound up with both companies being sold to Brazilian private equity fund 3G. Meanwhile activists have also attacked many of America's greatest companies, including Apple, Amgen, PepsiCo, Dow, Allergan, and Target. This can only make America's business focus even more short-term - damaging the country's long-term competitiveness.

Of great concern to me is that these activist pressures will result in significant reductions in long-term corporate performance. The playbook for many of these activists is to cut research, throttle back on new businesses, eliminate thousands of jobs, and leverage the balance sheet. These actions almost always improve the financial numbers in the next reporting period, but they weaken the long-term earning power of the company. Worse, they put the entire enterprise at risk when unpredicted events occur, such as the next economic downturn. As a professor at Harvard, I have been an outspoken advocate of creating sustainable shareholder value by balancing near-term performance with long-term investments. The right long-term investments drive future growth and profitability. While leading Medtronic, we transformed the company into the leading medical device company and grew the company's market capitalization from $1.1 billion to $110 billion today. I have no problem with activist investors that challenge poorly managed companies without viable long- term strategies. Rather, I am a critic of corporate boards and executives and activists who only focus on the short-term stock price. Recently, Larry Fink, CEO of Blackrock (the world's largest fund manager), wrote all 500 of the S&P 500 CEOs and urged them not to respond to these pressures for financial engineering and to continue to invest for their long-term futures. Wednesday's vote will be seminal in determining how aggressive activists will be in taking on major global corporations. Peltz and Trian have run a very effective proxy campaign for their nominees, using the media and working closely with many investors to persuade them to vote for their slate. This effort convinced both proxy advisory services, ISS and Glass-Lewis, to back all or part of its slate. DuPont, led by Kullman, has also worked extremely hard to tell its very positive story. CalPERS and the Canadian Proxy Fund recently endorsed management's efforts. The vote appears to be extremely close, with half of the shareholder votes still not in. Peltz has some investors asking, "What's the harm in electing Peltz to the DuPont board?" A great deal. Peltz's presence will not only disrupt DuPont's long-term strategy for sustainable success, it will signal "open season" to activists launching proxy fights. If DuPont gets broken up and its central research labs shut down, it will mark the loss of a national treasure, just as it did the demise of the famed Bell Labs. Beyond that, it will give momentum to the short-term shareholder activists. The DuPont proxy vote is a part of a battle for the soul of corporate America. The venerable Martin Lipton, quoted in Nocera's column, has it right: this form of shareholder value is "a disaster for the country."

The message below was sent to certain shareholders of E. I. du Pont de Nemours and Company (“DuPont”) on May 11, 2015:

Dear [Name] I wanted to personally thank you for all the time and attention you have invested in dialogue with us. DuPont’s Annual Meeting is just two days away and as you make this important decision I thought you would find useful three pieces of recent external commentary. Enclosed are an article from Fortune that posted this morning with important perspective on DuPont’s performance; a blog post from Bill George, Professor at Harvard Business School and former CEO of Medtronic; and a press release featuring commentary from other third parties on our performance. I am respectful of your time, but this is an important vote for the value of your investment in DuPont and this information provides essential, objective context. We share your high expectations of us as we move forward and I assure you that the entire Board and management team of DuPont, including our two newest directors with proven track records of aggressive change, will deliver. I hope we can count on your support. Sincerely, Ellen Kullman Chair of the Board and Chief Executive Officer

Enclosures follow.

The DuPont Proxy Contest Is a Battle for the Soul of American Capitalism By Bill George 11 May 2015 The subtitle in Saturday's New York Times op-ed by Joe Nocera jumped off the page, "Why shareholder value has become a disaster for the country." Nocera was writing about the seminal proxy fight that will be settled on Wednesday, May 13, at DuPont's annual meeting. On one side is the DuPont board of directors, one of the most distinguished of any U.S. corporation, which recommends the re-election of its 12 members. On the other is the activist investor Trian Fund that proposes a new slate of directors, led by Trian CEO Nelson Peltz, to replace four current DuPont directors. The two strategies for the company could not be more different. The DuPont board proposes to complete the divestiture of its performance chemicals business into a new company, Chemours, and concentrate on its three high growth, high margin businesses: agriculture & nutrition, advanced materials and bio-based industrials, all anchored by DuPont's famed central research laboratories. Trian and Peltz, on the other hand, have contemplated separating DuPont into three companies and eliminating central research, which spends just $220 million per year (0.7% of sales). Outside activists play a useful role when they recommend transformation to poor management teams at under-performing companies. At DuPont, CEO Ellen Kullman is an outstanding executive running a high- performing company. Upon her election to CEO in 2009, she immediately began to streamline DuPont and transform it into a competitive chemicals company focusing on its high margin businesses. During her first six years, DuPont's stock rose 266% compared with 165% for the S&P 500. Kullman has positioned the company for sustainable growth and profitability while the market has recognized the progress. Where is the need for an activist in this equation? Trian's proxy attack is perplexing, yet is one of a number that activist investors have launched targeting healthy companies. In his recent forays, Peltz has been successful in taking over H.J. Heinz and splitting apart Kraft. Both efforts led to mediocre results and wound up with both companies being sold to Brazilian private equity fund 3G. Meanwhile activists have also attacked many of America's greatest companies, including Apple, Amgen, PepsiCo, Dow, Allergan, and Target. This can only make America's business focus even more short-term - damaging the country's long-term competitiveness. Of great concern to me is that these activist pressures will result in significant reductions in long-term corporate performance. The playbook for many of these activists is to cut research, throttle back on new businesses, eliminate thousands of jobs, and leverage the balance sheet. These actions almost always improve the financial numbers in the next reporting period, but they weaken the long-term earning power of the company. Worse, they put the entire enterprise at risk when unpredicted events occur, such as the next economic downturn. As a professor at Harvard, I have been an outspoken advocate of creating sustainable shareholder value by balancing near-term performance with long-term investments. The right long-term investments drive future growth and profitability. While leading Medtronic, we transformed the company into the leading medical device company and grew the company's market capitalization from $1.1 billion to $110 billion today.

I have no problem with activist investors that challenge poorly managed companies without viable long- term strategies. Rather, I am a critic of corporate boards and executives and activists who only focus on the short-term stock price. Recently, Larry Fink, CEO of Blackrock (the world's largest fund manager), wrote all 500 of the S&P 500 CEOs and urged them not to respond to these pressures for financial engineering and to continue to invest for their long-term futures. Wednesday's vote will be seminal in determining how aggressive activists will be in taking on major global corporations. Peltz and Trian have run a very effective proxy campaign for their nominees, using the media and working closely with many investors to persuade them to vote for their slate. This effort convinced both proxy advisory services, ISS and Glass-Lewis, to back all or part of its slate. DuPont, led by Kullman, has also worked extremely hard to tell its very positive story. CalPERS and the Canadian Proxy Fund recently endorsed management's efforts. The vote appears to be extremely close, with half of the shareholder votes still not in. Peltz has some investors asking, "What's the harm in electing Peltz to the DuPont board?" A great deal. Peltz's presence will not only disrupt DuPont's long-term strategy for sustainable success, it will signal "open season" to activists launching proxy fights. If DuPont gets broken up and its central research labs shut down, it will mark the loss of a national treasure, just as it did the demise of the famed Bell Labs. Beyond that, it will give momentum to the short-term shareholder activists. The DuPont proxy vote is a part of a battle for the soul of corporate America. The venerable Martin Lipton, quoted in Nocera's column, has it right: this form of shareholder value is "a disaster for the country."

Fortune In fight over DuPont, CEO Ellen Kullman can point to a stellar track record By Steve Gandel 11 May 2015 Despite what activist fund Trian would have shareholders believe, DuPont under Kullman has delivered impressive returns. DuPont CEO Ellen Kullman will be put to the test this week. The chemical giant’s proxy vote is scheduled for May 13. How shareholders will vote—either with DuPont or its rival, activist hedge fund Trian Fund Management—will come down to how well they believe DuPont has performed under Kullman, who got the job at the start of 2009. Trian is seeking four seats on DuPont’s board and, potentially, a break-up of the nearly 213-year-old company. Trian says DuPont under Kullman is stuck and that the company’s earnings and sales have been flat since 2011. But Trian has reached these conclusions by measuring apples to oranges. In the past few years, DuPont has been selling off companies—including its coatings business, among others—that were profitable but cyclical. In the long term, those sales should help DuPont’s bottom line. But in the short term, it means DuPont can no longer collect earnings from those businesses, which has put a dent in the company’s profits. Profits at DuPont have also suffered from a cyclical downturn in some of its chemical businesses, which are set to be spun off from the company later this year. But the fact that DuPont’s overall bottom line is relatively flat, despite those drags, means that its remaining businesses must be growing. And they have been. Kullman has focused on ridding DuPont of its slow-growth cyclical businesses, leaving it with high-profit operations that can still benefit from the company’s storied research and development teams. And her plan is working. If you look at DuPont’s continuing businesses—not the ones it has gotten out of, or the ones it is spinning off—its operating earnings per share have grown by 19% a year on average since Kullman took over, according to the company. Ed Garden, chief investment officer at Trian, though, says that number is inflated, and not an accurate way to judge DuPont’s progress. DuPont has benefitted from the sales of its coatings business and others. It has reinvested the money it has generated from those sales into its remaining businesses. So, if you exclude the performance of those businesses, you also have to exclude the cash DuPont received from selling them, Garden argues. Trian says a better way to measure DuPont’s success or failure is by its cash flow, not its earnings. For instance, Trian argues, investors should really be looking at how much money DuPont has invested in its business and how much cash flow it has gotten back from those investments. The fund argues that DuPont should be getting at least an 8% return on its investment, which it says is DuPont’s so-called cost of capital, for any project to be worth it. Trian also says that the company’s return on invested capital has only been 5%. (Trian’s 8% cost of capital assumption may be too high, anyway. Earlier this year, the company was able to borrow $1 billion for six years in a bond deal at 3.6%.) Trian calculates its 5% return figure for DuPont by looking at the difference between the cash flow the chemical company generated in 2007, which was $4.2 billion, and comparing it to the cash flow DuPont generated last year, which was $5.3 billion. That figure is considered the additional cash flow the company has earned from what it has invested in its business over time. If you take that $1.1 billion, divide it by the $17.3 billion Trian says the company has invested in its business since 2007, and then adjust it for a 22% tax rate, you get a 5% return. But that’s a comparison between just two individual years of cash flow, 2007 and 2014, and not all the years in between. DuPont’s total earnings (for its existing businesses and the businesses it has sold off) have been up and down during that time. For example, if you compared 2007 to 2011, when DuPont had cash flow of $5.8 billion, you would get a much higher return on investment, something like 13% after taxes. What’s more, Trian’s return calculations assumes that if DuPont had never invested any of that $17.3 billion, its cash flow would have remained at a constant $4.2 billion per year. But it wouldn’t have. The cash flow probably would have shrunk. What’s more, Trian’s investment return analysis seems to miss a central point about DuPont. Trian’s biggest activist investing successes have been with food companies, like Kraft and Snapple. In those businesses, Trian’s return analysis may make sense. A company spends money to develop and market a new food product over one or two years, and then that product sells or doesn’t in the next year or two. In other words, those industries allow you to quickly assess if you are investments are paying off. DuPont doesn’t work like that. It’s a science-driven company focused on solving problems like world hunger and global warming with, for instance, drought-resistance seeds, which have been gaining market share from competitors but had to be developed over years. Research for such products can take years, sometimes decades, to pay off. Trian’s analysis, though, is strictly short-term focused, looking at one year’s investment to see if it produced cash flow in the next. Even if you were to put the broader issues aside, the best way to calculate DuPont’s return over time would not be the way Trian has done it. Instead, it would better to average the total excess cash flow DuPont has produced over the entire eight years between 2007 and 2014, and divide that figure by DuPont’s average annual investment. If you do the calculation that way, DuPont’s average return on its investments during that time is just over 9%. And that’s if you start in 2007. Start at the end of 2008, when Kullman took the reins as CEO, and the return on investment you get during her tenure comes out to a whopping 17%, after taxes. What’s more, all of these numbers exclude DuPont’s seed business, which is its most profitable division. Trian conveniently left it out of its return equations. So, DuPont’s actual return on investment under Kullman is probably closer to 20% a year. Trian wants to paint Kullman’s tenure as DuPont’s CEO as a disappointment, but it’s been far from that. Even by the hedge fund’s own flawed analysis, DuPont under Kullman has been a profit machine.

Forward Looking Statements

This document contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning.  All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward looking statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control. Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; ability to respond to market acceptance, rules, regulations and policies affecting products based on biotechnology; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses and successful completion of the proposed spinoff of the Performance Chemicals segment including ability to fully realize the expected benefits of the proposed spinoff. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

DuPont has filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2015 Annual Meeting. DUPONT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

DuPont, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from DuPont stockholders in connection with the matters to be considered at DuPont’s 2015 Annual Meeting. Information about DuPont’s directors and executive officers is available in DuPont’s definitive proxy statement, filed with the SEC on March 23, 2015, for its 2015 Annual Meeting. To the extent holdings of DuPont’s securities by such directors or executive officers have changed since the amounts printed in the proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and, to the extent applicable, will be updated in other materials to be filed with the SEC in connection with DuPont’s 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by DuPont with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at DuPont’s website at www.dupont.com or by contacting DuPont Investor Relations at (302) 774-4994.